                                                                   EXHIBIT 10.22

                        FOURTH AMENDMENT TO OFFICE LEASE
                       (Amending the Seventh Floor Lease)

                                       and

                            SECOND AMENDMENT TO LEASE
                        (Amending the Fifth Floor Lease)

      This Fourth Amendment to Office Lease and Second Amendment to Lease (collectively, the "Amendment") is entered into, and dated for reference purposes, as of March 19, 2003 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan"), as Landlord ("Landlord"), and PDF Solutions, Inc., a Delaware corporation ("PDF"), as Tenant ("Tenant"), with reference to the following facts ("Recitals"):

      A. Landlord and Tenant are the parties to that certain lease of the entire seventh floor (the "Seventh Floor Premises") of the building whose current street address is 333 West San Carlos Street, San Jose, California 95110 (the "Building"), all as described in the lease, which lease is comprised of the following: written lease (including, without limitation, the Addendum thereto) dated for reference purposes as of April 1, 1996 between Landlord and Tenant's predecessor-in-interest (PDF Solutions, Inc., a California corporation) (the "Original Lease"), as amended by that written amendment dated for reference purposes as of February 10, 1997 (the "First Amendment"), written amendment dated for reference purposes as of July 11, 1997 (the "Second Amendment") and written amendment dated for reference purposes as of August 17, 1999 (the "Third Amendment"), which collectively, as amended, is referred to herein as the "Existing Lease" or the "Seventh Floor Lease").

      B Landlord and Tenant are also the parties to that certain lease of the entire fifth floor (the "Fifth Floor Premises") of the Building, all as described in the lease, which lease is comprised of the following: Letter dated February 20, 2002 from Metropolitan to PDF exercising Metropolitan's option that PDF attorn to Metropolitan as set forth therein; Metropolitan's consent to sublease by letter dated April 6, 2001 (which letter was addressed to Calico Commerce, Inc. ("Calico") as Prime Tenant, signed and agreed to by all of PDF, Calico and Metropolitan); Sublease dated March 14, 2001 between Calico and PDF (the "Sublease"); the Office Lease between Metropolitan and Calico, dated August 18, 1999, as amended as of September 7, 2000 (as amended, the "Master Lease"); and the Amendment to Lease dated as of August 9, 2002 between Landlord and Tenant's predecessor-in-interest (PDF Solutions, Inc., a California corporation) (which reference to Tenant's predecessor was due to clerical error). Collectively, the lease of the Fifth Floor Premises, as amended, is referred to herein as the "Fifth Floor Lease".

      C. Landlord and Tenant desire to amend both the Fifth Floor Lease and the Seventh Floor Lease to consolidate both the Fifth Floor Premises and the Seventh Floor Premises into one lease under the Seventh Floor Lease (also referred to as the Existing Lease) for a modified and extended Term, and to provide for other amendments, as more particularly set forth below.

      Section 1. Scope of Amendment; Defined Terms; Retroactive Effect; Tenant's Interest under the Leases.

            (a) Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Except as expressly provided in this Amendment, the Fifth Floor Lease shall remain in full force and effect as to the period through the Fifth Floor Lease Early Termination Date (defined below). Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "Existing Lease" defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term "Lease" as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise. Tenant and Landlord acknowledge that they have executed this Amendment as of the Execution Date set forth above, but intend and agree that this Amendment shall be effective as of January 31, 2003 with the same force and effect as if executed on that date. Landlord acknowledges that prior to the Execution Date Tenant has paid rent for February at the rates applicable under the Existing Lease and Fifth Floor Lease and that before the Execution Date Tenant may have paid rent for March. Tenant shall be entitled to credit against the rents due and becoming due under the Lease the amount (if any) by which the rents actually paid by Tenant for February and March, 2003 exceeded the rents payable under the Lease for such period, and Tenant shall pay Landlord within ten days after notice from Landlord the amount (if any) by which the rents actually paid by Tenant for February and March, 2003 underpaid the rents payable under the Lease for such period.

            (b) PDF Solutions, Inc., a Delaware corporation ("PDF") represents and warrants and agrees that: (i) PDF occupies the Seventh Floor Premises and the Fifth Floor Premises and is the Tenant under the Existing Lease and the Fifth Floor Lease; (ii) PDF is the successor by merger to PDF Solutions, Inc, a California corporation ("PDF California") and as such is the surviving corporation after such merger, and assignee of or successor to the interest of PDF California under the Existing Lease and the Fifth Floor Lease, and has assumed, or hereby assumes, the obligations of PDF California under the Existing Lease and the Fifth Floor Lease, and holds all right, title and interest of PDF California and of the Tenant (as such term is defined and used in each of the Existing Lease and the Fifth Floor Lease) under the Existing Lease and the Fifth Floor Lease; (v) has not entered into any assignment of the Existing Lease or the Fifth Floor Lease, and no sublease or other agreement for use or occupancy of the Seventh Floor Premises or Fifth Floor Premises or any part of either is in effect. Tenant's obligations with respect to the representations, warranties and agreements under this Section survive the expiration or sooner termination of the Term of this Lease.

            Section 2. Modification and Early Termination of Term of the Fifth Floor Lease. Landlord and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Fifth Floor Lease, the Expiration Date of the Term of the Fifth Floor Lease is May 7, 2003. Notwithstanding any provision of the Fifth Floor Lease to the contrary, the Fifth Floor Lease is hereby amended to provide that the Expiration Date of the Term of the Fifth Floor Lease shall be January 31, 2003 (Fifth Floor Lease Early Termination Date) instead of any later date pursuant to its original terms, and the Fifth Floor Lease shall expire and terminate at midnight, January 31, 2003, including termination of any options or rights to extend or renew and all other options or rights, if any, provided in the Fifth Floor Lease, and all rights and obligations with respect to rent thereunder shall be prorated on the basis of such early expiration and termination, except as otherwise provided herein with respect to the security deposit.

            Section 3. Modification and Extension of Term of the Seventh Floor Lease. Landlord and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Existing Lease, the Expiration Date of the Term of the Existing Lease is October 31, 2004. Notwithstanding any provision of the Existing Lease to the contrary, the Existing Lease is hereby amended to provide that the Expiration Date of the Term of the Existing Lease shall be January 31, 2003 instead of October 31, 2004, and then this Lease shall be for a term of five (5) years (the "Extended Term") beginning at midnight local time at the Building on February 1, 2003 (the "Extended Term Commencement Date") and expiring at midnight local time on January 31, 2008 (hereafter, the "Expiration Date" with respect to the Extended Term), unless sooner terminated pursuant to the terms of the Lease, and the Demised Premises for the Extended Term shall be both the Seventh Floor Premises and Fifth Floor Premises, as described in
Section 5 below. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date.

            Section 4. Deletion of Prior Amendments. For purposes of this Amendment, the "Prior Amendments" shall mean the First Amendment, Second Amendment and Third Amendment of the Existing Lease. Effective on the Extended Term Commencement Date (defined above), the "Prior Amendments" are deleted and shall not be part of the "Lease" , and shall have no further effect except with respect to any remaining determinations of the rights, claims and obligations of the parties for the period prior to February 1, 2003 with respect to the Seventh Floor Premises.

            Section 5. Demised Premises; Tenant's Share of Taxes & Operating Costs. Article L of Section I of the Original Lease is hereby deleted and amended as follows, and Articles F and K are hereby amended as follows, and notwithstanding any provision of the Existing Lease to the contrary, for the Extended Term:

            (a) Demised Premises. The Demised Premises leased to and by Tenant shall mean the Seventh Floor Premises together with the Fifth Floor Premises, which shall be conclusively presumed to be the Rentable Area set forth below:

               Fifth Floor Premises:        19,548 square feet of Rent
               Seventh Floor Premises:      19,548 square feet
               Demised Premises Total:      39,096 square feet

            (b) Base Year; Tenant's Share of Taxes and Operating Costs. Tenant shall pay Tenant's Share of Taxes and Operating Costs in excess of the Base Taxes and Operating Costs Amount, and for such calculation, it is conclusively agreed that: (i) Tenant's Share is 13.274%; (ii) the Rentable Area of the Building is 294,532 square feet; and (iii) the Base Taxes and Operating Costs Amount is the amount of Taxes and Operating Costs for calendar year 2002.

      Section 6. Base Annual Rent. Article H of Section I of the Original Lease is hereby amended as follows, and notwithstanding any provision of the Existing Lease to the contrary, for the Extended Term, Base Annual Rent and Monthly Installments thereof due and payable (in the manner required under the Lease for Monthly Installments of Base Annual Rent) by Tenant for the Extended Term shall be as follows:

      Period from/through      Monthly Installment   Annual Rate/sq. ft. of Rentable Area
      -------------------      -------------------   ------------------------------------
      Month 01 - Month 12      $109,143.00                         $33.50
      Month 13 - Month 24      $114,030.00                         $35.00
      Month 25 - Month 36      $118,917.00                         $36.50
      Month 37 - Month 48      $123,804.00                         $38.00
      Month 49 - Month 60      $128,691.00                         $39.50

      Section 7. Parking. Notwithstanding any provision of the Existing Lease to the contrary, during the Extended Term, Tenant shall have the right to use on an unassigned basis ninety-four (94) parking spaces and for such right shall pay Landlord, as additional Rent in the same manner as for payment of Monthly Installments of Base Annual Rent, a total per month (prorated for any partial month(s) during such period) calculated at Landlord's prevailing rate for unassigned spaces; provided that Landlord's prevailing rate charged to Tenant shall not be increased at a rate greater than 3.25% per year following the Extended Term Commencement Date.

      Section 8. Security Deposit. Article M of Section I of the Original Lease is hereby amended as follows, and notwithstanding any provision of the Existing Lease to the contrary, for the Extended Term the amount of the Security Deposit required under the Lease shall be One Hundred Forty-five Thousand Six Hundred and Thirty-two and 60/100 Dollars ($145,632.60). Landlord and Tenant acknowledge and agree that such amount is the combined total of the Security Deposit required under the Seventh Floor Lease ($57,666.60) plus that required under the Fifth Floor Lease ($87,966.00), and that Landlord shall transfer and credit toward that combined amount, such balance of the Security Deposit held under the Fifth Floor Lease which is not applied to any default of Tenant under the Fifth Floor Lease.

      Section 9. Computer Room; Supplemental Cooling System; Supplemental Cooling Equipment.

            (a) Landlord and Tenant acknowledge and agree that Tenant desires to locate certain computer servers and equipment (and/or other heat generating equipment) in a room ("Computer Room") within the Demised Premises. Landlord will allow such Computer Room provided that Tenant installs and operates a "Supplemental Cooling System" (defined below) to cool the Computer Room. Tenant shall have the right, at Tenant's sole cost and expense, and subject to Landlord's reasonable approval of the plans and specifications for, and installation of, a Supplemental Cooling System, to install, operate and maintain a Supplemental Cooling System. Such right is further subject to all the additional terms and conditions set forth below. The term "Supplemental Cooling System" shall mean a supplemental cooling system for the Computer Room which meets all of the following requirements: (1) has sufficient capacity to cool the

Computer Room; (2) is separate from the Building's HVAC systems and shall not adversely affect the operation, maintenance or replacement of any Building HVAC system; (3) is capable of independent 24 hour operation daily; (4) does not, together with all other electrical loads of Tenant, exceed the capacity of the electrical circuits and equipment providing electrical power to the Demised Premises; and (5) is wholly contained within the Demised Premises, except as otherwise provided in Subsection (b) below.

            (b) In meeting Tenant's obligation to provide a Supplemental Cooling System, Tenant shall have the right to use the "Supplemental Cooling Equipment" (defined below) and the additional area, to the extent available in the Building's existing pathways for utilities, necessary to connect the Supplemental Cooling Equipment to the Demised Premises from its existing terminal point (on the 8th floor of the Building), subject to Landlord's prior written approval of such additional area to be used and such connections, and further subject to the terms and conditions set forth below.

            (c) For purposes of this Amendment, the term "Supplemental Cooling Equipment" shall mean the following:

                  (i) The existing equipment mounted on the Building's roof
            adjacent to the penthouse at column 7 between columns D and E, and which is described as follows:

                       one (1) Liebert Model DSC Dyrcooler and one
                       (1) associated pump

                       one (1) Liebert Model DDC Dyrcooler and two
                       (2) associated pumps

                  (ii) The existing associated devices, wiring and piping which extends from such roof equipment down to the 8th floor mechanical room, and the existing electrical connections and controls for such equipment; provided however, Tenant shall relocate any of such associated devices, wiring, piping and equipment, which are now located in the 8th floor mechanical room or elsewhere on the 8th floor, to a location within the Demised Premises.

            (d) Tenant acknowledges and agrees that the Supplemental Cooling Equipment was installed and used by a former occupant, and that Tenant has requested to use it and is accepting it in its "As Is" condition, as more particularly provided in Section 10 below.

            (e) Tenant shall pay all costs and expenses of all of the following (but items (1) and (2) are reimbursable out of funds in the "Landlord's Maximum Contribution" pursuant to Section 10 below): (1) providing and installing equipment, wiring and piping to connect to the Supplemental Cooling Equipment, the Building's electrical supply, the Building's water supply (if applicable) and the Building's condenser water supply and return lines (if applicable); (2) providing and installing separate meter(s) for Tenant's usage of electricity, water and condenser water for operation of the Supplemental Cooling System; (3) operation, maintenance, repair and replacement of the foregoing; (4) all costs of electricity, water and condenser water used in operation of the Supplemental Cooling System. Landlord may, in its discretion, require that such usage be separately metered or Landlord may reasonably estimate the amount and cost of such usage. In the event of failure or malfunction of any such meter(s), Tenant shall promptly repair or replace such failed or malfunctioning meter(s), and for any period of failure or malfunction, Landlord may estimate Tenant's usage and bill Tenant therefor. All installations contemplated by this Section, and the plans and specifications therefor, shall be part of the Work described in
Section 10 if done prior to July 31, 2003 and, if done thereafter, shall be Tenant Alterations subject to Article 4 of the Original Lease. Tenant shall not have any right to remove the Supplemental Cooling System upon expiration or earlier termination of the Extended Term, and the Supplemental Cooling System shall be (and the Supplemental Cooling Equipment shall remain) the property of Landlord.

      Section 10. As Is Condition; Alterations by Tenant; Landlord's Maximum Contribution.

            (a) Notwithstanding any provision of the Existing Lease to the contrary, Tenant acknowledges and agrees that: (1) Tenant has been in occupancy of the Demised Premises; (2) Tenant has been afforded ample opportunity to inspect the Supplemental Cooling Equipment and the Demised Premises, and has investigated their condition to the extent Tenant desires to do so; (3) Tenant is leasing the Demised Premises in its "As Is" condition and using the Supplemental Cooling Equipment in its "As Is" condition; (4) no representation regarding the condition of the Demised Premises or the Supplemental Cooling Equipment has been made by or on behalf of Landlord; and (5) Landlord has no obligation to remodel or to make any repairs, alterations or improvements in connection with Tenant's occupancy, use or this Amendment, and Landlord has no obligation to provide Tenant any allowance for any work in connection with the Demised Premises or the Supplemental Cooling Equipment, except to the extent provided in Subsection (e) below.

            (b) Notwithstanding any provision of the Lease to the contrary, Landlord and Tenant acknowledge and agree that: (1) Tenant desires to make certain improvements and alterations to build a Computer Room in the Demised Premises on the Building's fifth floor and to adapt and connect the Supplemental Cooling Equipment for Tenant's use in connection therewith (collectively, the "Work"); (2) that such Work shall be done by Tenant as Tenant alterations within the meaning of Article 4 of the Original Lease (referred to in this Amendment as "Tenant Alterations") and pursuant to provisions of the Original Lease applicable to Tenant Alterations except as otherwise provided in this Amendment;
(3) such Work, including all design, plan review, obtaining all approvals and permits, construction, a construction administration fee to Landlord equal to one percent (1%) of the total cost of the work ("Administration Fee"), and delivery to Landlord of plans and specifications (including final as-built plans and specifications of the Work, and if requested by Landlord, an as-built mylar and one digitized set of the plans and specifications), shall be at Tenant's sole cost and expense, except to the extent provided in Subsection (e) below;
(4) if the aggregate cost of the Work does not exceed Landlord's Maximum Contribution, Tenant shall not be obligated to provide a completion and lien indemnity bond for such work; and (5) Tenant shall pay all costs and expenses of the Work subject to reimbursement to the extent the Landlord's Maximum Contribution is available pursuant to Subsection (e) below. Notwithstanding any provision of the Lease to the contrary, and notwithstanding any approval by Landlord of the Work to be done, Tenant, at Tenant's sole cost and expense, shall remove all of the Work no later than expiration or earlier termination of the Lease unless and except to the extent that Landlord specifically agrees in writing to allow some or all of the Work to remain. Tenant shall restore any area damaged by any permitted or required removal or shall pay Landlord an amount equal to Landlord's reasonable estimate of restoration costs.

            (c) Tenant may select the general contractor to construct the Work in the Demised Premises from an approved list of contractors provided by Landlord.

            (d) Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all such Work and for their construction in compliance with all laws, rules, orders, ordinances, directions, regulations and requirements pertaining to the Demised Premises, the Supplemental Cooling Equipment and Tenant's use thereof, as applicable and as interpreted at the time of construction of the Work, including all building codes and the Americans With Disabilities Act of 1990, as amended (the "ADA"). Tenant, through its architects, space planners, engineers and design-build contractors ("Tenant's Architect"), shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Demised Premises and with respect to the Supplemental Cooling Equipment in sufficient detail to be submitted for approval by Landlord pursuant to Article 4 of the Lease and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall include, among other things, all partitions, doors, HVAC (heating, ventilating and air conditioning systems) distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, telephone installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the As-Is condition of the Demised Premises or of the Supplemental Cooling Equipment as of the date of execution of this Amendment. Tenant shall be responsible for the oversight, supervision and construction of all Work in compliance with this Lease, including compliance with all Law as applicable and as interpreted at the time of construction.

            (e) Landlord's Maximum Contribution means an amount up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000.00). Landlord's Maximum Contribution shall be payable as provided below and shall be used solely as follows: (1) to pay the Administration Fee to Landlord, the amount of which Landlord may deduct from the Landlord's Maximum Contribution and retain in payment of the Administration Fee; and (2) to reimburse Tenant for the actual costs of design, space planning and working drawings, services for electrical, mechanical, plumbing and structural engineering services, plan review, obtaining all approvals and permits, licenses, fees, construction management and construction of Work. In no event shall the Landlord's Maximum Contribution be used to reimburse any costs of designing, procuring or installing in the Demised Premises any trade fixtures, movable equipment, furniture, furnishings, telephone equipment, or other personal property (collectively "Personal Property" for purposes of this Amendment) to be used in the Demised Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant. Landlord's Maximum Contribution shall be paid to Tenant within thirty (30) days after the later of final completion of the Tenant Work and Landlord's receipt of
(i) a certificate of occupancy (if applicable), (ii) final as-built plans and specifications of the Work (if requested by Landlord, including an as-built mylar and one digitized set of the plans and specifications), (iii) full, final, unconditional lien releases from all contractors and subcontractors, and (iv) reasonable substantiation of costs incurred by Tenant with respect to the Work. Tenant must prior to July 31, 2003 submit written application with the items required above for disbursement or reimbursement for any reimbursable costs out of the Landlord's Maximum Contribution, and to the extent of any funds for which application has not been made prior to that date or if and to the extent that the reimbursable costs of the Tenant Work are less than the amount of Landlord's Maximum Contribution, then Landlord shall retain the unapplied or unused balance of the Landlord's Maximum Contribution and shall have no obligation or liability to Tenant with respect to such excess.

      Section 11. Assignment, Mortgage, Subletting. Notwithstanding any provision of the Existing Lease to the contrary, as previously provided in the Third Amendment, for the Extended Term

            (a) Subsection 3.1(5) of Section 3.1 of the Original Lease is hereby deleted.

            (b) Subsection 3.2 of the Original Lease is deleted in its entirety, and the following substituted therefor:

            "3.2. Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Installments of Base Annual Rent and rental adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys' fees and expenses, and (2) the actual costs paid in making any improvements or substitutions in the Demised Premises required by any sublease or assignment. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles. Vacancy period costs and expenses, including rent paid by Tenant during any vacancy, do not qualify as costs or expenses under item
      (ii) above."

      Section 12. Option to Extend.

            (i) Landlord hereby grants Tenant a single option to extend the Extended Term of the Lease for an additional period of five (5) years (such period may be referred to as the "Option Term"), as to the entire Demised Premises as it may then exist, upon and subject to the terms and conditions of this Section (the "Option To Extend"), and provided that at the time of exercise of such right: (i) Tenant must be in occupancy of the entire Demised Premises; and (ii) Tenant has a net worth sufficient to allow it to timely honor all of its financial obligations thereunder at the time of the exercise.

            (ii) Tenant's election (the "Election Notice") to exercise the Option To Extend must be given to Landlord in writing no earlier than February 1, 2007 and no later than May 1, 2007. If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.

            (iii) The Option Term shall commence immediately after the expiration of the Extended Term of the Lease specified in Section 3 of this Amendment. Tenant's leasing of the Demised Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the Base Annual Rent and, if applicable, the Base Taxes and Operating Costs Amount shall be amended to equal the "Option Term Rent", defined and determined in the manner set forth in the immediately following Subsection;
(ii) Tenant shall accept the Demised Premises in its "as is" condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Demised Premises or to provide Tenant any allowance therefor;

and (iii) there shall be no further option or right to extend the term of the Lease. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the initial Term as extended by the Option Term unless the context clearly requires otherwise.

            (iv) The Option Term Rent shall mean the greater of (i) the Annual Base Rent plus Tenant's then current Tenant's Share of Taxes and Operating Costs in excess of the Base Taxes and Operating Costs Amounts for calendar year 2002 (collectively, "Preceding Rent") or (ii) the "Prevailing Market Rent". As used herein Prevailing Market Rent shall mean the rent and all other monetary payments paid by tenants in connection with the use and occupancy of their premises that are then "market" (such as, for example, charges for after hours
HVAC) and escalations, including consumer price increases, that Landlord could obtain from a third party desiring to lease the Demised Premises for a term equal to the Option Term, as second generation space, and commencing when the Option Term is to commence under market leasing conditions; provided however Prevailing Market Rent shall take into account the following: the size, location and floor levels of the Demised Premises; the type and quality of tenant improvements; age and location of the Building; quality of construction of the Building; services to be provided by Landlord or by tenant; and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor, all based upon comparable class A office buildings in San Jose; provided, however, that Prevailing Market Rent shall be determined without reduction or adjustment for "Tenant Concessions" (as defined below), if any, being offered to prospective new tenants of comparable space. For purposes of the preceding sentence, the term "Tenant Concessions" shall include, without limitation, "free rent", tenant improvement allowances and work, moving allowances, and lease takeovers. The determination of Prevailing Market Rent based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord's business judgment. Within thirty (30) days after Tenant's exercise of the Option To Extend, Landlord shall notify Tenant of Landlord's determination of Option Term Rent for the Demised Premises. If, within five (5) days after Landlord notifies Tenant of Landlord's determination of Option Term Rent, Tenant does not accept Landlord's determination, Tenant shall so notify Landlord of Tenant's non-acceptance. Tenant shall then have the opportunity, within a period of twenty (20) days following the date Tenant notifies Landlord of Tenant's non-acceptance, to discuss with and request from Landlord a redetermination of Option Term Rent, with Tenant's acceptance, if any, of a redetermined Option Term Rent to be confirmed in writing during such twenty (20) day period. If Landlord does not offer a redetermined Option Term Rent, or Landlord and Tenant cannot agree upon an Option Term Rent for any reason or no reason whatsoever, then Tenant may notify Landlord no later than the expiration of the twenty (20) day period, that Tenant is rescinding Tenant's exercise of the Option to Extend. Upon such rescission, the Option to Extend shall become null and void. If Tenant does not notify Landlord of its rescission of the exercise of the Option to Extend within such twenty (20) day period, then Tenant shall be deemed to have exercised the Option to Extend at the Option Term Rent originally determined by Landlord, or the agreed-upon redetermined Option Term Rent, as applicable.

            (v) This Option to Extend is personal to PDF Solutions, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

            (vi) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

                  a. Tenant's failure to timely exercise the Option to Extend in accordance with the provisions of this Section.

                  b. The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of any default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.

                  c. Tenant's third monetary default under the Lease prior to the commencement of the Option Term, notwithstanding that all such monetary defaults may subsequently be cured.

In the event of Landlord's termination of the Option to Extend pursuant to
Section 12 (vi) b. or c., Tenant shall reimburse Landlord for all reasonable costs and expenses Landlord incurs in connection with Tenant's exercise of the Option to Extend including, without limitation, costs and expenses with respect to any brokerage commissions and attorneys' fees, and with respect to the design, construction or making of any tenant improvements, repairs or renovation or with respect to any payment of all or part of any allowance for any of the foregoing.

            (vii) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

      Section 13. Brokers. Notwithstanding any other provision of the Lease to the contrary, Tenant represents and warrants to Landlord that CB Richard Ellis, as Landlord's broker, is the sole broker who negotiated and brought about the consummation of this Amendment and that no discussions or negotiations were had with any other broker concerning this Amendment. Based on the foregoing representation and warranty, Landlord has agreed to pay any commission or fee owed to such broker in connection with this Amendment pursuant to Landlord's agreement between Landlord and such broker. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord harmless from and against any claims of brokerage commissions arising out of any discussions or negotiations allegedly had by Tenant with any other broker in connection with the Building and the Demised Premises. The foregoing obligations of Tenant shall survive the expiration or sooner termination of the Lease.

      Section 14. Change of Address for Copies of Notices to Landlord. Section
27.1 of the Original Lease is hereby amended to provide that (a) an additional method of sending notices which either party desires or is required to give the other is via reputable overnight national delivery service maintaining records of receipts, delivery and attempts at delivery, and (b) the current addresses for notices to be sent to Landlord pursuant to the Lease are modified as follows:

               Metropolitan Life Insurance Company
               c/o Office of the Building Manager
               333 West San Carlos Street
               Attention:  Building Manager

               with copies to the following:

                      Metropolitan Life Insurance Company
                      400 South El Camino Real, Suite 800
                      San Mateo, CA 94402
                      Attention: Director - Regional Manager, Real Estate
                                 Investments

                                    and

                      Metropolitan Life Insurance Company
                      400 South El Camino Real, Suite 800
                      San Mateo, CA  94402
                      Attention: Associate General Counsel

      Section 15. Time of Essence. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

      Section 16. Attorneys' Fees. Notwithstanding any provision of the Existing Lease to the contrary: (a) each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment; and (b) in the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

      Section 17. Effect of Headings. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.

      Section 18. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

      Section 19. Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below.

      Section 20. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

      Section 21. Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Amendment. Tenant and Landlord intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

      TENANT:              PDF SOLUTIONS, INC.,
                           a Delaware corporation


                           By:    /s/ John K. Kibarian
                              --------------------------------------------------

                                  Print Name: John K. Kibarian

                                  Title: President and Chief Executive Officer
                                        ----------------------------------------
                                  (Chairman of Board, President or Vice
                                  President)


                           By: /s/ P. Steven Melman
                              --------------------------------------------------

                                  Print Name: P. Steven Melman

                                  Title: Chief Financial Officer
                                        ----------------------------------------
                                  (Secretary, Assistant Secretary, CFO or
                                   Assistant Treasurer)

      LANDLORD:            METROPOLITAN LIFE INSURANCE COMPANY,
                           a New York corporation


                           By: /s/ Bill J. Fitzgerald
                              --------------------------------------------------

                                  Print Name: Bill J. Fitzgerald

                                  Title: Assistant Vice President
                                        ----------------------------------------